Exhibit 28(h)(3)

EXECUTION

AMENDMENT TO

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AMENDMENT is made as of February 18, 2021 (the “Effective Date”) by and between each Trust listed on the signature page hereto (each a “Fund”, and collectively the “Funds” as applicable) and The Bank of New York Mellon, a New York corporation authorized to do a banking business (“BNY Mellon”).

W I T N E S S E T H :

WHEREAS, each Fund and BNY Mellon are parties to that certain Fund Administration and Accounting Agreement dated as of March 26, 2020 (the “Agreement”), pursuant to which BNYM Mellon provides for the portfolios identified on Exhibit A thereto (each, a “Series”) and the Cayman Islands exempt company wholly-owned subsidiary of any such Series (each, a “Subsidiary”) the services described therein; and

WHEREAS, each Fund desires to retain BNY Mellon to provide for the certain Series and Subsidiaries the services described in the Agreement, and BNY Mellon is willing to provide such services, all as more fully set forth below; and

WHEREAS, BNY Mellon understands and acknowledges that if a Trust operates through a Subsidiary, it agrees to perform such tasks and services with respect to such entity as may be necessary in providing any services or fulfilling any responsibilities listed in this agreement or any appendix thereto.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.             The Agreement is hereby amended as of the Effective Date by adding the following Series and Subsidiary, each as a party to the Agreement:

Series

USCF Midstream Energy Income Fund

USCF Energy Commodity Strategy Absolute Return Fund

Subsidiary

USCF Cayman Commodity 3

2.              The Agreement is hereby amended as of the Effective Date by deleting Exhibit A of the Agreement in its entirety and replacing it with Exhibit A as attached hereto.

3.              Each Fund and BNY Mellon hereby agree to be bound by all of the terms, provisions, covenants, and obligations set forth in the Agreement.

4.              Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the latest date set forth below.

USCF ETF TRUST, on behalf of itself and each Series

By:	/s/ John P. Love
Name:	John P. Love
Title:	President

USCF CAYMAN COMMODITY 3

By:	/s/ Stuart P. Crumbaugh
Name:	Stuart P. Crumbaugh
Title:	Director

THE BANK OF NEW YORK MELLON

By:	/s/ Jeffrey B McCarthy
Name:	Jeffrey B McCarthy
Title:	Managing Director, Exchange-Traded Funds

EXHIBIT A

USCF ETF Trust

Series

USCF Midstream Energy Income Fund

USCF Energy Commodity Strategy Absolute Return Fund

USCF SummerHaven Dynamic Commodity Strategy No K-1 Fund

Cayman Subsidiaries

USCF Cayman Commodity 2

USCF Cayman Commodity 3